Registration No. 333-130147
Registration No. 333-141207
Registration No. 333-161352

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 1 to FORM S-8 Registration Statement No. 333-130147
Post-Effective Amendment No. 1 to FORM S-8 Registration Statement No. 333-141207
Post-Effective Amendment No. 1 to FORM S-8 Registration Statement No. 333-161352
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
INTERNATIONAL COAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-2641185
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
300 Corporate Centre Drive
Scott Depot, West Virginia
(304) 760-2400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
2005 Equity and Performance Incentive Plan
Non-Qualified Stock Option Agreement with Bennett K. Hatfield
Restricted Stock Agreement with Bennett K. Hatfield
International Coal Group, Inc. Director Compensation Plan
Amended and Restated 2005 Equity and Performance Incentive Plan
(each plan as amended or restated from time to time)
(Full titles of the plans)
Jon S. Ploetz
International Coal Group, Inc.
300 Corporate Centre Drive
Scott Depot, West Virginia
(304) 760-2400
(Name, address, including zip code, and telephone number, including area code, of agent for service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE
     This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”), filed by International Coal Group, Inc., a Delaware corporation (the “Registrant”), relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):
•	Registration Statement 333-130147 filed by the Registrant with the Securities and Exchange Commission (“SEC”) on December 6, 2005 registering: (i) 8,000,000 shares common stock, par value $0.01 per share of the Registrant (“Common Stock”) relating to the 2005 Equity and Performance Incentive Plan, (ii) 206,250 shares of Common Stock relating to a Non-Qualified Stock Option Agreement with Bennett K. Hatfield and (iii) 319,052 of Common Stock relating to a Restricted Stock Agreement with Bennett K. Hatfield.

•	Registration Statement 333-141207 filed by the Registrant with the SEC on March 9, 2007 registering 1,000,000 shares of Common Stock relating to the International Coal Group, Inc. Director Compensation Plan.

•	Registration Statement 333-161352 filed by the Registrant with the SEC on August 14, 2009 registering 10,000,000 shares of Common Stock relating to the Amended and Restated 2005 Equity and Performance Incentive Plan.
     On June 14, 2011, Arch Coal, Inc. (“Arch”), through its wholly owned subsidiary, Atlas Acquisition Corp. (“Merger Sub”), acquired one share more than 90% of the Registrant’s outstanding Common Stock following the successful completion of a tender offer for all of the outstanding shares of the Registrant’s Common Stock, including the exercise by Merger Sub of a “top-up” option to purchase additional shares of the Registrant’s Common Stock. On June 15, 2011, pursuant to the Agreement and Plan of Merger, dated May 2, 2011 (as amended), among Arch, Merger Sub and the Registrant, Arch completed its acquisition of the Registrant be effecting a “short form” merger under Delaware law whereby Merger Sub was merged with and into the Registrant, with the Registrant surviving such merger as the continuing corporation (the “Merger”). As a result of the Merger, the Registrant became a wholly owned subsidiary of Arch.
     As a result of the Merger, the Registrant has terminated all offerings of its Common Stock pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered but unsold under the Registration Statements.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on the 20th day of June 2011.

INTERNATIONAL COAL GROUP, INC.
By:	/s/ Jon S. Ploetz
	Name:	Jon S. Ploetz
	Title:	Secretary